As filed with the Securities and Exchange Commission on January 27, 2017

Registration No. 333-204000

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-204000

UNDER

THE SECURITIES ACT OF 1933

MEDIA GENERAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	46-5188184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

(972) 373-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Media General, Inc. Amended & Restated Long-Term Incentive Plan

Media General, Inc. Employee Stock Purchase Plan

(Full title of the plans)

Thomas E. Carter

Chief Financial Officer

Media General, Inc.

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

(972) 373-8800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Joshua N. Korff, Esq.

Brian J. Hecht, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Media General, Inc., a Virginia corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statement on Form S-8 (the “Registration Statement”) to deregister any and all shares of the Registrant’s voting common stock, no par value (the “Shares”), registered but unsold or otherwise unissued under the following Registration Statement as of the date hereof:

●

Registration Statement No. 333-204000 on Form S-8, pertaining to the registration of an aggregate of 9,125,810 Shares issuable under the Media General, Inc. Amended & Restated Long-Term Incentive Plan and the Media General, Inc. Employee Stock Purchase Plan, which was filed with the Commission on May 8, 2015.

Pursuant to an Agreement and Plan of Merger, dated as of January 27, 2016 (the “Merger Agreement”), by and among Nexstar Broadcasting Group, Inc., a Delaware corporation (“Nexstar”), the Registrant, and Neptune Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of Nexstar ("Merger Sub"), Merger Sub merged with and into the Registrant (the "Merger"), with the Registrant surviving the Merger as a wholly owned subsidiary of Nexstar. The Merger became effective on January 17, 2017. At the effective time of the Merger, each share of the Registrant’s common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was converted into the right to receive (i) $10.55 in cash, without interest (the “Cash Consideration”) and (ii) 0.1249 of a share of Nexstar’s Class A Common Stock (the “Stock Consideration”). The Merger Agreement provided for additional consideration in the form of a contingent value right ("CVR") entitling pre-Merger shareholders of the Registrant to a pro rata share of the net cash proceeds as received (if any) from the sale of Registrant's spectrum in the Federal Communication Commission’s ongoing spectrum auction (the “FCC Auction”), subject to reduction based on the economic benefits received by such shareholders as Nexstar shareholders from the sale of Nexstar’s spectrum (if any) in the FCC Auction.

The Merger Agreement also provided that each unvested stock option in the Registrant outstanding immediately prior to the Effective Time became fully vested and was converted into an option to purchase Nexstar Class A Common Stock, in the same amount and at the same price as provided in the underlying stock option in the Registrant, adjusted to account for the Cash Consideration and the exchange ratio for the Stock Consideration. In addition at the Effective Time, each holder of a stock option of the Registrant that was outstanding immediately prior to the Effective Time received one (1) CVR for each share of Registrant voting common stock subject to such stock option immediately prior to the Effective Time. All other equity-based awards of the Registrant outstanding immediately prior to the Merger have vested in full and were converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in the Merger Agreement.

As a result of the Merger, the Registrant has terminated the offering of its securities pursuant to the Registration Statement. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remained unsold at the termination of the offering.

The Registrant also requests, in accordance with Rule 457(p) promulgated under the Securities Act of 1933, as amended, that all fees paid to the Securities and Exchange Commission in connection with the filing of the Registration Statement be credited for future use to the Registrant’s account.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 27 day of January, 2017. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

MEDIA GENERAL, INC.

By:      /s/ Thomas E. Carter
Name: Thomas E. Carter
Title: Chief Financial Officer